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Nikola Corporation
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[First used on May 19, 2023]

Nikola will hold a “Fireside Chat” and Q&A session for Stockholders with CEO Michael Lohscheller on Thursday, June 1, 2023 at 4:30 p.m. ET (1:30 p.m. PT). Read today’s announcement here:

[Text of press release]

Nikola Corporation Announces Date for CEO Fireside Chat and Q&A Platform for Stockholders with Michael Lohscheller

PHOENIX — May 19, 2023 — Nikola Corporation (Nasdaq: NKLA), a global leader in zero-emissions transportation and energy supply and infrastructure solutions, today announced it will hold a “Fireside Chat” and Q&A session for stockholders with CEO Michael Lohscheller on Thursday, June 1, 2023 at 4:30 p.m. ET (1:30 p.m. PT). The primary purpose of the Fireside Chat is to address questions related to the upcoming Annual Meeting of Stockholders, including the proposal to increase the authorized common stock and its importance to Nikola’s business.

Nikola will utilize a Q&A platform developed by Say Technologies to allow verified retail and institutional investors to submit and upvote questions. During the event, Lohscheller will address a selection of questions, with an emphasis on those regarding the proposals at the Annual Meeting of Stockholders.

The platform will open May 22, 2023, at 10 a.m. ET (7 a.m. PT) and close on May 31, 2023, at 10 a.m. ET (7 a.m. PT). To submit questions, please go here:

What: Nikola CEO Fireside Chat and Q&A Webcast with Michael Lohscheller
When: Thursday, June 1, 2023
Time: 4:30 p.m. ET (1:30 p.m. PT)
Webcast: Live and Replay

An archived webcast of the conference call will be accessible from the Investor Relations section of the company’s website.

ABOUT NIKOLA CORPORATION
Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information, visit www.nikolamotor.com or Twitter @nikolamotor.

INVESTOR RELATIONS
investors@nikolamotor.com

MEDIA RELATIONS
press@nikolamotor.com

[First used on or about May 22, 2023]

Stockholders, your FOR vote to increase our authorized common stock is needed to support our business. Vote today by calling (855) 935-2562 or 1 (551) 210-9929 for international holders. The deadline is June 6, 2023, at 11:59 p.m. ET. https://www.nikolamotor.com/stockholder-meeting/